As filed with the Securities and Exchange Commission on July 6, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

US GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	84-0796160
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

165 South Union Blvd., Suite 565, Lakewood, Colorado 80228
(303) 238-1438
(Address and telephone number of principal executive offices)

Ann S. Carpenter, President
US Gold Corporation
1595 Meadow Wood Lane, Suite 3, Reno, Nevada 89502
(775) 825-8932
(Name, address and telephone number of agent for service)

With copies to:
David J. Babiarz, Esq.
Jessica M. Browne, Esq.
Dufford & Brown, P.C.
1700 Broadway, Suite 2100
Denver, Colorado 80290-2100
(303) 861-8013

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common stock, no par value	1,002,000	$5.755	(2)	$5,766,510	(2)	$177.03
Common stock purchase warrants	501,000	$—	(3)	$—		$—
Common stock, no par value, issuable upon exercise of warrants	501,000	$10.00	(4)	$5,010,000		$153.81
Total				$10,776,510		$330.84	(5)

(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.

(2)     Pursuant to Rule 457(c), estimated based upon the average of the high and low sales prices of the common stock on July 5, 2007.

(3)     The warrants were included in the broker warrants for no additional consideration.

(4)     Pursuant to Rule 457(d), calculated based on the exercise price of the warrants.

(5)     Pursuant to Rule 457(p), the registration fee is offset against the fees paid in connection with Registration No. 333-133228, which was previously withdrawn.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2007

PROSPECTUS

1,503,000 Shares of
Common Stock

501,000 Common Stock
Purchase Warrants

The selling securityholder is offering 1,503,000 shares of our common stock and 501,000 common stock purchase warrants (“Agent Warrants”). Included in the shares of common stock offered by the selling securityholder are 501,000 shares underlying the Agent Warrants, plus an indeterminate number of additional shares of common stock that may be issued by reason of the anti-dilution provisions in the warrant agreement.  The Agent Warrants have the same terms and conditions as the warrants issued by us upon conversion of subscription receipts in August 2006 (“Public Warrants”; collectively with the Agent Warrants referred to herein as “Warrants”). Each Warrant entitles the holder to acquire one share of common stock for a price of $10.00 per share until February 22, 2011.

The securities offered by the selling securityholder were issued following exercise of broker warrants on July 5, 2007, which broker warrants were in turn issued after conversion of compensation options issued to the selling securityholder, a broker-dealer who acted as our placement agent (“Agent”) in connection with a private placement completed on February 22, 2006 (“Private Placement”).  Reference to the selling securityholder in this prospectus includes its transferees, pledgees, donees or successors in interest. The selling securityholder will receive all of the proceeds from the sale of the securities being offered by this prospectus. We will, however, receive the proceeds from exercise of the Agent Warrants, if any.

The selling securityholder may sell the securities being offered by it from time to time on one or more stock exchanges, in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then-prevailing market price for the securities or at negotiated prices directly or through broker-dealers, who may act as agent or as principal, or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “PLAN OF DISTRIBUTION” on page 16.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “UXG.” On July 5, 2007, the closing price of our common stock on the AMEX was $5.95. Our common stock and Warrants also trade on the Toronto Stock Exchange (“TSX”) under the symbols “UXG” and “UXG.WT,” respectively.

Investing in our common stock involves risks that are described in the “RISK FACTORS” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is •, 2007

Additional Information

This prospectus contains or incorporates by reference descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part or incorporated into the registration statement. See, “WHERE YOU CAN FIND MORE INFORMATION.”

You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Special Note Regarding Forward-Looking Statements

Please see the note under “RISK FACTORS” for a description of special factors potentially affecting forward-looking statements included in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information from, or incorporated by reference into, this prospectus. It does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “RISK FACTORS.”  Please see “WHERE YOU CAN FIND MORE INFORMATION” for a description of public filings deemed incorporated into this prospectus, including filings containing our consolidated financial information.

As used in this prospectus, unless the context requires otherwise, the terms “US Gold,” “we,” “our” and “us” refer to US Gold Corporation and, where the context requires, our consolidated subsidiaries.

Our Company

US Gold is engaged in the exploration for gold and other precious metals. We hold a 100% interest in the Tonkin property in Eureka County, Nevada, subject to paramount title in the United States. This property consists of approximately 46 square miles of unpatented lode mining claims and millsite claims located on the Battle Mountain-Eureka Trend, also known as the Cortez Trend, approximately 45 miles northwest of the town of Eureka in north-central Nevada. We are presently in the exploration stage at the Tonkin property. We have not generated revenue from mining operations since 1990.

In 2006, we commenced an extensive property-wide, integrated exploration program at the Tonkin property, focusing on evaluation of the structural and stratigraphic setting of the project. Drilling commenced in June 2006 and continued into 2007. Our objectives are to expand the known mineralization and to discover new mineralization in areas previously untested, targeting deeper mineralization. This program contemplates completing approximately 400,000 feet of drilling at a total cost of approximately $30 million. Of that amount, we spent approximately $10 million in 2006 and approximately $7 million in the first three months of 2007.

Our executive offices are located at 165 South Union Blvd., Suite 565, Lakewood, Colorado 80228 and our phone number is (303) 238-1438. We also maintain offices both in Toronto, Ontario at 99 George Street, Third Floor, Toronto, Ontario M5A 2N4, where our phone number is (647) 258-0395, and in Reno, Nevada at 1595 Meadow Wood Lane, Suite 3, Reno, NV 89502, where our phone number is (775) 825-8932. We maintain a website at www.usgold.com. The information available on or through our website is not part of this prospectus.

Recent Events

Private Placement.  On February 22, 2006, we completed the Private Placement of 16,700,000 subscription receipts at $4.50 per unit, from which we received $75,150,000 in gross proceeds. On August 10, 2006, each subscription receipt was converted, for no additional consideration, into one share of our common stock and one-half of one Warrant. Each whole Warrant is exercisable until February 22, 2011 to acquire one additional share of our common stock at an exercise price of $10.00.

On August 28, 2006, the Securities and Exchange Commission (“SEC”) declared effective a registration statement for the resale of our securities (File No. 333-136587).  Included in that registration statement were the 16,700,000 shares of common stock and 8,350,000 Public Warrants sold in the Private Placement.

In connection with the Private Placement, we issued compensation options to the Agent to acquire, for no additional consideration, broker warrants to acquire up to 1,002,000 units consisting of 1,002,000 shares of our common stock and 501,000 Agent Warrants at an exercise price of $4.50 per unit until August 22, 2007. These compensation options were converted into broker warrants contemporaneously with the conversion of the subscription receipts on August 10, 2006.  The Agent exercised its broker warrants on July 5, 2007.  Each Agent Warrant entitles the holder to acquire one share of our common stock for a price of $10.00 per share until February 22, 2011.

Acquisitions.  On March 5, 2006, we announced our intention to acquire four Canadian companies with properties in the Battle Mountain-Eureka Trend in Nevada.  These companies, White Knight Resources Ltd. (“White Knight”), Nevada Pacific Gold Ltd. (“Nevada Pacific”), Tone Resources Limited (Tone Resources”) and Coral Gold Resources Ltd. (“Coral Gold”), have mineral properties that are adjacent to or near our Tonkin property.  During the remainder of 2006 and into 2007, we endeavored to satisfy certain regulatory requirements related to those proposed acquisitions.

On January 18, 2007, we decided not to pursue an offer for Coral Gold in view of certain of these regulatory requirements that would need to be satisfied by Coral Gold prior to commencement of a formal tender offer.  This decision was based upon our concern, after consultation with our advisors, that the possible undue delay and expense arising from the satisfaction of those regulatory requirements could jeopardize the strategic offers for White Knight, Nevada Pacific and Tone Resources.  In the future, we may, in our sole discretion, re-evaluate our intention to acquire Coral Gold.

On February 12, 2007, we commenced formal offers to acquire all the outstanding shares of White Knight, Nevada Pacific and Tone Resources (the “Target Companies”) and mailed our offering circulars or prospectuses and related documents to shareholders of the three Target Companies.  These offers expired on March 23, 2007.

Pursuant to the terms of the offers, US Gold and our wholly-owned subsidiary, US Gold Canadian Acquisition Corporation (“Canadian Exchange Co.”), offered to purchase all outstanding common shares of each of the Target Companies for the following consideration:

•      0.23 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Nevada Pacific;

•      0.26 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of Tone Resources; and

•      0.35 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of White Knight.

On March 23, 2007, following expiration of the offers, we took up and subsequently paid for all the common shares of the Target Companies that had been validly tendered and not withdrawn.  On June 28, 2007 we completed second stage acquisition transactions with Nevada Pacific and Tone Resources and on June 29, 2007 we completed a second stage acquisition transaction with White Knight.  The following information summarizes the number of shares that we acquired from the Target Company shareholders:

	Number of Common Shares Acquired	Percentage of Outstanding Common Shares
White Knight Resources	59,913,393	100%
Nevada Pacific Gold	71,246,421	100%
Tone Resources	21,628,452	100%

Upon completion of the tender offers we issued 38,033,342 exchangeable shares of Canadian Exchange Co. to the former shareholders of the Target Companies who participated in the offers.  As a result of the second stage acquisition transactions, it is anticipated that we will issue an additional 4,963,916 exchangeable shares of Canadian Exchange Co. to the remaining shareholders of the Target Companies, subject to adjustment for rounding. Optionholders and warrantholders of each Target Company will receive replacement options or warrants entitling the holder to receive our common stock upon exercise in the same ratio as the exchangeable shares were exchanged for the common shares of each Target Company.

The exchangeable shares have been structured to provide the holders the same voting and economic rights as the holders of our common stock and were issued in an effort to provide more favorable tax treatment to the shareholders of the Target Companies.  The exchangeable shares are convertible at the option of the holder into shares of our common stock on a one-for-one basis.  The exchangeable shares are listed on the TSX. As of July 5, 2007, 15,026,175 exchangeable shares have been converted into an equivalent number of shares of our common stock.

We believe that the Target Companies are desirable because each of them is exploring in the Cortez Trend in Nevada and owns and operates exploration properties that are adjacent to or near our Tonkin property and because the acquisition has resulted in US Gold having a larger land position within the Cortez Trend. In addition, we believe that combining US Gold’s resources with the Target Companies results in:

•         A larger land position within the Cortez Trend and a larger exploration program.  As a result of the acquisitions, US Gold’s land position on the Cortez Trend has increased by approximately 270% to approximately 170 square miles. Over 2006 and 2007, we have planned 400,000 feet of exploration drilling on our Tonkin property at a cost of $30 million. We are currently evaluating the properties of Nevada Pacific, Tone Resources and White Knight and integrating the results into our own exploration program.

•         A stronger cash position and reduced costs.  On February 22, 2006, we completed a private placement of 16,700,000 subscription receipts, with gross proceeds to us of $75,150,000. As a result, we believe we have one of the strongest cash positions of the intermediate exploration companies currently exploring for gold in Nevada. Following completion of the offers, we have had access to additional cash resources of the Target Companies. Due to the strategic locations in Nevada of the assets of each of Nevada Pacific, Tone Resources and White Knight and the elimination of redundant fees and costs, we expect that US Gold would realize lower total costs than if each company were to remain a separate entity.

•         Enhanced trading liquidity and better market focus.  We expect that the acquisitions will result in increased market capitalization and trading liquidity of the combined company, resulting in better market focus. Because of the increased market capitalization and liquidity of the combined company, we expect that the combined company will have greater access to equity and debt capital markets than US Gold alone, and greater appeal to institutional investors. We expect that the enhanced access to the equity and debt capital markets will provide us greater flexibility to execute our business plan under various financial market conditions.

•         Additional technical expertise.  We believe that one or more of the Target Companies has quality employees with good technical expertise. We have retained some of these key employees to assist in our business and operations going forward.

About the Target Companies.   To date, we have not completed a thorough review of the non-public books and records of the Target Companies.  In the absence of that complete review, we have obtained a significant amount of the information about each Target Company contained in this prospectus from the respective Target Company and publicly available sources.  White Knight has filed information with the SEC under the Securities Exchange Act of 1934. In addition, each of the Target Companies files audited annual financial statements, unaudited interim financial statements, management’s discussion and analysis, proxy statements or information circulars and other information with the Canadian Securities Administrators on the System for Electronic Document Analysis and Retrieval, or SEDAR.

Nevada Pacific.  Nevada Pacific owns an exploratory property portfolio covering approximately 890 square miles of mineral rights in Mexico, including the Magistral Gold Mine, eleven properties in Nevada and one in Utah. The Nevada property portfolio covers approximately 85 square miles, including portions of two significant gold producing regions: the Battle Mountain/Eureka Trend/Cortez Trend and the Carlin Trend.

Nevada Pacific was incorporated on March 11, 1997 under the Company Act (British Columbia). Nevada Pacific’s registered office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H4 and its head office is located at Suite 750, 625 Howe Street, Vancouver, British Columbia, Canada V6C 2T6. Nevada Pacific is a reporting issuer in the provinces of British Columbia and Alberta and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com. Nevada Pacific’s common shares are listed on the Toronto Stock Venture Exchange (TSX-V) under the symbol “NPG.”

Tone Resources.  Tone Resources is an exploration stage company engaged in the acquisition and exploration of mineral properties primarily located on the major gold trends in the north-central region of Nevada. Tone Resources’ activities are focused on gold and Tone Resources controls substantially all mineral interests in seven properties totaling approximately seven square miles, and located in Elko, Eureka, Lander, and Pershing counties in Nevada. All of Tone Resources’ properties are located near infrastructure facilities of currently producing gold mines.

Tone Resources’ mineral properties were acquired from KM Exploration Ltd., a private company with a former common director, or were staked by that former Tone director. The properties are subject to a royalty of 1% of net smelter returns, excepting the Red Ridge property, portions of which are subject to a royalty of 4% of net smelter returns.

Tone Resources was incorporated on October 31, 2001 in the Yukon Territory and was continued to British Columbia from the Yukon Territory on March 1, 2005. The address of its principal executive offices are 3374 West 19th Avenue, Vancouver, British Columbia, Canada, V6S 1C2. Its registered and records office is located at 10th Floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5. Tone Resources is a reporting issuer in British Columbia, Alberta, Ontario and the Yukon Territory and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com. Tone Resources’ common shares trade on the TSX-V under the symbol “TNS.”

White Knight.  White Knight is an exploration company which has been exploring for gold deposits in Nevada since 1993. Its portfolio includes 19 properties totaling over 115 square miles, 15 of which are located in the Cortez Trend. Four of the properties are joint ventured to various companies subject to earn-in agreements.  Barrick Gold has earned in to 60% controlling interest in the Patty (Indian Ranch) Project, with White Knight retaining approximately 30% and Chapleau retaining 10%.  In the three remaining joint ventures, White Knight holds 100% with the joint ventures currently advancing.

White Knight was incorporated on December 18, 1986 under the Company Act (British Columbia). White Knight completed a mandatory transition to the Business Corporations Act (British Columbia) on December 21, 2005. White Knight’s registered office is located at Suite 3350, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1L2 and its head office is located at 922, 510 West Hastings Street, Vancouver, British Columbia, Canada V6B 1L8. White Knight is a reporting issuer in the provinces of British Columbia and Alberta and files its continuous disclosure documents with the securities regulatory authorities in those provinces. These documents are available without charge on SEDAR, at www.sedar.com.  White Knight also filed reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 but has made application to terminate those filings.  The reports previously filed are available on the SEC’s website at www.sec.gov.  White Knight’s common shares are listed on the TSX-V under the symbol “WKR.”

Risk Factors

An investment in our common stock or Warrants is subject to a number of risks. Risk factors relating to our company include a history of operating losses, lack of proven or probable reserves, potential failure to successfully integrate the Target Companies, ongoing reclamation obligations, environmental concerns, and dependence on key personnel. Risk factors relating to our common stock include the volatility of our stock price, our limited trading market and lack of dividends. See, “RISK FACTORS” for a full discussion of these and other risks.

The Offering

This prospectus covers the resale of 1,002,000 shares of common stock and 501,000 Agent Warrants by the selling securityholder in market or negotiated transactions, and the resale of 501,000 shares of our common stock upon exercise of Agent Warrants by the selling securityholder. The selling securityholder may also sell the common stock in certain provinces in Canada.

Common stock outstanding before the offering	66,120,263 shares(1)(2)(3)
Common stock issuable upon exercise of Agent Warrants	501,000(4)
Common stock outstanding after the offering	66,621,263 shares(1)(2)(4)(5)
Warrants outstanding after the offering	8,851,000
Common stock offered by the selling securityholder	1,503,000
Use of proceeds	None(6)
Stock symbol	“UXG” on the AMEX and TSX

(1)         Includes shares to be offered by the selling securityholder.

(2) Excludes: (i) 27,944,083 shares of common stock immediately issuable upon conversion of exchangeable shares of Canadian Exchange Co. (subject to adjustment for rounding) and (ii) 1,683,167 shares of common stock which may be issued upon exercise of outstanding optons.

(3)   Excludes  Warrants currently outstanding.

(4)   Assumes exercise of all of the Agent Warrants, of which there is no assurance.

(5)          Excludes 8,350,000 shares issuable upon exercise of the Public Warrants.  If all of the Public Warrants are exercised, of which there is no assurance, there would be a total of 74,971,263 shares outstanding.

(6)         We will receive no proceeds from the sale of the securities by the selling securityholder. However, if all of the Agent Warrants are exercised, we would receive gross proceeds of $5,010,000.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following risks, along with all of the other information included in this prospectus, before deciding to buy our common stock or Warrants. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

Risks Relating to Our Company

The feasibility of mining our properties has not been established, meaning that we have not completed exploration or other work necessary to determine if it is commercially feasible to develop the properties.   We are currently an exploration stage company. We have no proven or probable reserves on our properties. A “reserve,” as defined by regulation of the SEC, is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. A reserve requires a feasibility study demonstrating with reasonable certainty that the deposit can be economically extracted and produced. We have not carried out any feasibility study with regard to all or a portion of our Tonkin property or any properties acquired from the Target Companies. As a result, we have no reserves.

The mineralized material identified to date on our properties does not and may never have demonstrated economic viability. Substantial expenditures are required to establish reserves through drilling and there is no assurance that reserves will be established. The feasibility of mining on our properties has not been, and may never be, established. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure; metal prices, which can be highly variable; and government regulations, including environmental and reclamation obligations. If we are unable to establish some or all of our mineralized material as proven or probable reserves in sufficient quantities to justify commercial operations, we may not be able to raise sufficient capital to develop a mine, even if one is warranted. If we are unable to establish such reserves, the market value of our securities may decline, and you may lose some or all of your investment.

We have incurred substantial losses since our inception in 1979, and may never be profitable.   Since our inception in 1979, we have not been profitable. As of March 31, 2007, our accumulated deficit was approximately $120 million. To become profitable, we must identify additional mineralization and establish reserves at our mining property, and then either develop our property or locate and enter into agreements with third party operators. It could be years before we receive any revenues from gold production, if ever. We may suffer significant additional losses in the future and may never be profitable. We do not expect to receive revenue from operations in the foreseeable future, if at all. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We last produced gold from our Tonkin property in 1990. Since we have no proven or probable reserves on our properties, we may be unable to produce gold or other precious metals with a value exceeding existing and future costs and expenses. If we are unable to economically produce gold from our mining properties, we would be forced to identify and invest substantial sums in one or more additional properties. Such properties may not be available to us on favorable terms or at all. Because of the numerous risks and uncertainties associated with exploration and development of mining properties, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

Historical production of gold at our Tonkin property may not be indicative of the potential for future development or revenue.   Historical production from our Tonkin property came from relatively shallow deposits, and in very limited quantities for a very limited period of time. Although we have commenced exploration of deeper zones in an effort to identify additional mineralized material, due to the uncertainties associated with exploration, including variations in geology and structure, there is no assurance that our efforts will be successful. Investors in our securities should not rely on our historical operations as an indication that we will ever place the Tonkin property or any other property into commercial production again. We expect to incur losses unless and until such time as our property enters into commercial production and generates sufficient revenue to fund our continuing operations.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.   Substantial expenditures will be required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal and develop the mining and processing facilities and infrastructure at any mine site. In addition to significant funds we have budgeted for drilling in 2007, we will be required to expend significant amounts for geological and geochemical analysis, assaying, and, if warranted, feasibility studies with regard to the results of our exploration. We may not benefit from such investments if we are unable to identify commercially exploitable mineralized material. If we are successful in identifying reserves, we will require significant additional capital to construct a mill and other facilities necessary to extract those reserves. That funding, in turn, depends upon a number of factors, including the state of the national and worldwide economy and the price of gold. Our company may not be successful in obtaining the required financing for these or other purposes, in which case, our ability to continue operating would be adversely affected. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and the possible, partial or total loss of our company’s potential interest in certain properties.

Estimates of mineralized material at our Tonkin property are based on drill results from shallow deposits and are not necessarily indicative of the results we may achieve from drilling at greater depths.   Previous operators at the Tonkin property were focused on producing gold from shallow deposits in an effort to achieve immediate revenue. Our drilling program for 2006 and 2007 targets mineralization at greater depths and at different locations on our property. Estimates of mineralization in shallow zones is not necessarily indicative of mineralization at greater depths. In addition, estimates of mineralization are based on limited samples and many assumptions, and are inherently imprecise. Our ability to identify and delineate additional mineralization depends on the results of our future drilling efforts and our ability to properly interpret those results. We may be unable to identify any additional mineralization or reserves.

We may have overpaid for the shares of the Target Companies.  The price that we paid for the Target Companies was based in part on the perceived benefits of those acquisitions.  However, there is no assurance that the acquisition of the Target Companies will result in any or all of the benefits that we envision.  In the event that one or more of the acquisitions does not prove to be beneficial to us, the market price of our common stock may decline and you may lose some or all of your investment.

We have been unable to independently verify the reliability of information about White Knight, Nevada Pacific and Tone Resources contained in this prospectus and other documents filed with the SEC.  To date, we have not completed a thorough review of the non-public books and records of White Knight, Nevada Pacific or Tone Resources. As a result, a significant portion of the historical information regarding White Knight, Nevada Pacific and Tone Resources contained in this prospectus and other documents filed with the SEC, including all historical financial information used in connection with the preparation of the pro forma financial information reflecting the pro forma effects of a combination of US Gold and one or more of the Target Companies, has been derived from publicly-available documents and certain information the Target Companies have provided to us. We have no reason to doubt the accuracy or completeness of these publicly-available documents or other information. Nevertheless, there could be inaccuracies or material omissions in the publicly-available or other information about or relating to White Knight, Nevada Pacific or Tone Resources. If there are such inaccuracies or material omissions, our public filings may also contain inaccuracies or material omissions, which could result in unanticipated liabilities or expenses for us, and may increase the cost of integrating the companies. This would likely adversely affect the operational plans of the combined company and its results of operations and financial condition.

The acquisition of the Target Companies has resulted in the issuance of a significant amount of additional US Gold common stock which may in turn depress the trading price of our stock.  The acquisition of the Target Companies has resulted in the issuance of approximately 42,970,258 exchangeable shares of Canadian Exchange Co., each of which is convertible into shares of our common stock on a one-for-one basis. The 27,944,083 exchangeable shares which have not been exchanged for our common stock, if they are all converted, would represent an increase in the outstanding shares of US Gold common stock of approximately 42% of the common stock we have outstanding at July 5, 2007. The issuance of such a significant amount of common stock could depress the trading price of our common stock and you may lose all or a part of your investment.

The integration of the Target Companies will present significant challenges.   The integration of our operations with those of the Target Companies and the consolidation of those operations will require the dedication of management resources, which will temporarily divert attention from the day-to-day business of the combined company. The difficulties of assimilation may be increased by the necessity of coordinating separate organizations, integrating operations, systems and personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the organizations may cause an interruption of, or a loss of momentum in, the activities of any or all of the companies’ businesses, which could have an adverse effect on the revenues and operating results of the combined company for an indeterminate period of time. The failure to successfully integrate the Target Companies, to retain key personnel and to successfully manage the challenges presented by the integration process may prevent us from achieving the anticipated potential benefits of such acquisitions. If we fail to realize the anticipated benefits of the acquisitions, the market price of our securities may be adversely affected.

Fluctuating gold prices could negatively impact our business plan.   The potential for profitability of gold mining operations at the Tonkin property and the value of the Tonkin property and our other properties is directly related to the market price of gold. The price of gold may also have a significant influence on the market price of our common stock. In the event that we obtain positive drill results and progress our one or more of our properties to a point where a commercial production decision can be made, our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before any revenue from production would be received. A decrease in the price of gold at any time during future exploration and development may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world.

During the last five years, the average annual market price of gold has ranged between $310 per ounce and $604 per ounce, as shown in the table below:

Average Annual Market Price of Gold, 2002-2006

2002	2003	2004	2005	2006
$310	$364	$406	$445	$604

Although it may in the future be possible for us to protect some price fluctuations by hedging if we identify commercially minable reserves on our property, the volatility of mineral prices represents a substantial risk, which no amount of planning or technical expertise can eliminate. In the event gold prices decline and remain low for prolonged periods of time, we might be unable to develop our property or produce any revenue.

Our continuing reclamation obligations at the Tonkin property could require significant additional expenditures.  We are responsible for the reclamation obligations related to disturbances located on the Tonkin property. The current estimate of reclamation costs for existing disturbances on the property to the degree required by the BLM and NDEP is approximately $3.3 million. As required by applicable regulations, we currently have in place a cash bond in the amount of $3.1 million to secure the reclamation of the property and anticipate increasing that amount by approximately $1.3 million upon approval of the revised reclamation plan filed in February 2007 and bonding associated with the property-wide exploration permit. Reclamation bond estimates are required to be updated every three years or prior to new disturbances taking place that are not already bonded. We updated the reclamation obligation during February 2007 as noted above. There is a risk that any cash bond, even if augmented upon update of the reclamation obligations, could be inadequate to cover the costs of reclamation which could subject us to additional costs for the actual reclamation obligations. The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities.

The ongoing operations and past mining activities of US Gold and the Target Companies are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.  All phases of the operations of the Target Companies, like ours, are subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulation, if any, may adversely affect our operations, make our operations prohibitively expensive, or prohibit them altogether. Environmental hazards may exist on the properties in which we may hold interests in the future, including the properties of the Target Companies, that are unknown to us at the present and that have been caused by us, one of the Target Companies, or previous owners or operators, or that may have occurred naturally. Under applicable federal and state environmental laws, prior property owners may be liable for remediating any damage that those owners may have caused. Mining properties that the Target Companies may have transferred may cause us to be liable for remediating any damage that those companies may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

We have transferred our interest in several mining properties over past years, some of which are now being operated by third parties. Under applicable federal and state environmental laws, as a prior owner of these properties, we may be liable for remediating any damage that we may have caused. The liability could include response costs for removing or remediating the release and damage to natural resources, including ground water, as well as the payment of fines and penalties.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Production, if any, at our property will involve the use of hazardous materials. Should these materials leak or otherwise be discharged from their containment systems, we may become subject to liability. We have not purchased insurance for environmental risks including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, as it is not generally available at a reasonable price.

Our operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations.   Our operations, including our ongoing two-year exploration drilling program at the Tonkin property, require permits from the state and federal governments. We may be unable to obtain these permits in a timely manner, on reasonable terms, or at all. If we cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, our timetable and business plan for exploration of our property will be adversely affected.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of our property.   Our ability to explore and operate our property depends on the validity of title to that property. Our mineral properties include leases of unpatented mining claims and unpatented mining claims and unpatented millsite claims. Unpatented mining claims are unique property interests and are generally considered to be subject to greater risk than other real property interests because the validity of unpatented mining claims is often uncertain. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained a title opinion on our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims or challenges to whether a discovery of a valuable mineral exists on every claim.

A significant portion of the lode claims comprising our Tonkin property are subject to a lease in favor of a third party which expires in 2009 and which provides for a 5% royalty on production.   A total of 348 of our mining and millsite claims are subject to this lease. The lease requires annual payments of $150,000 or 455 ounces of gold, whichever is greater, and payment of a royalty of 5% of the gross sales price of gold or silver from the property before deduction of any expenses from the gross sales price. This lease expires January 1, 2009. In the event we are unable to extend the lease or purchase the claims from the owner, we would be forced to forfeit the underlying claims, which in turn may adversely affect our ability to explore and develop the property. If we are successful in identifying sufficient mineralization to warrant placing the property into production, we will be obligated to pay the leaseholder a royalty of 5% of the production. The payment of this royalty, together with other royalties payable to third parties in respect of certain claims, will reduce our potential revenue.

We cannot assure you that we will have an adequate supply of water to complete desired exploration or development of the Tonkin property.   In accordance with the laws of the State of Nevada, we have obtained permits to drill the water wells that we currently use to service the Tonkin property. However, the amount of water that we are entitled to use from those wells has not been finally determined by the appropriate regulatory authorities. A final determination of these rights is dependent in part on our ability to demonstrate a beneficial use for the amount water that we intend to use. Unless we are successful in developing the property to a point where we can commence commercial production of gold or other precious metals, we may not be able to demonstrate such beneficial use. Accordingly, there is no assurance that we will have access to the amount of water needed to operate a mine at the property.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.   We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim-staking, lease or acquisition in the United States, and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition may be unavailable to us due to their previous acquisition by other companies or our lack of financial resources. Competition in the industry is not limited to the acquisition of mineral properties but also extends to the technical expertise to find, advance, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a world-wide basis. Such competition may result in our company being unable not only to acquire desired properties, but to recruit or retain qualified employees or to acquire the capital necessary to fund our operation and advance our properties. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operation and business.

We depend on a limited number of personnel and the loss of any of these individuals could adversely affect our business.   Our company is dependent on three persons, namely our Chairman and Chief Executive Officer, President and Chief Operating Officer and Vice President and Chief Financial Officer. Mr. McEwen, our Chairman and Chief Executive Officer, is responsible for strategic direction and the oversight of our business. Ms. Carpenter, our President and Chief Operating Officer, is responsible for company management and overseeing our exploration and regulatory compliance. Mr. Pass, our Vice President and Chief Financial Officer, is responsible for our public reporting and administrative functions. We rely heavily on these individuals for the conduct of our business. The loss of any of our existing officers would significantly and adversely affect our business. In that event, we would be forced to identify and retain an individual to replace the departed officer. We may not be able to replace one or more of these individuals on terms acceptable to us. We have no life insurance on the life of any officer.

Legislation has been proposed that would significantly affect the mining industry.   Periodically, members of the US Congress have introduced bills which would supplant or alter the provisions of the General Mining Law of 1872, which governs the unpatented claims that we control with respect to our Tonkin property. One such amendment has become law and has imposed a moratorium on patenting of mining claims, which reduced the security of title provided by unpatented claims such as those on our Tonkin property. If additional legislation is enacted, it could substantially increase the cost of holding unpatented mining claims by requiring payment of royalties, and could significantly impair our ability to develop mineral resources on unpatented mining claims. Such bills have proposed, among other things, to make permanent the patent moratorium, to impose a federal royalty on production from unpatented mining claims and to declare certain lands as unsuitable for mining. Although it is impossible to predict at this time what royalties may be imposed in the future, the imposition of such royalties could adversely affect the potential for development of such mining claims, and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our business.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses that could materially and adversely affect our operations.   Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Few properties that are explored are ultimately advanced to the stage of becoming producing mines. Our current exploration efforts are, and any future development or mining operations we may elect to conduct, will be, subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

•       economically insufficient mineralized material;

•       fluctuations in production costs that may make mining uneconomical;

•       labor disputes;

•       unanticipated variations in grade and other geologic problems;

•       environmental hazards;

•       water conditions;

•       difficult surface or underground conditions;

•       industrial accidents;

•       metallurgical and other processing problems;

•       mechanical and equipment performance problems;

•       failure of pit walls or dams;

•       unusual or unexpected rock formations;

•       personal injury, fire, flooding, cave-ins and landslides; and

•       decrease in reserves due to a lower gold price.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown of our investment in such interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

Gain recognized by non-US shareholders and non-US Warrantholders on the sale or other disposition of shares of our common stock or Warrants may be subject to U.S. federal income tax.   We believe that we currently are a “United States real property holding corporation” under section 897(c) of the Internal Revenue Code (“USRPHC”) and that there is a substantial likelihood that we will continue to be USRPHC. Generally, gain recognized by a non-U.S. holder on the sale or other taxable disposition of shares of our common stock or Warrants will be subject to U.S. federal income tax on a net income basis at normal graduated U.S. federal income tax rates if we qualify as a USRPHC at any time during the 5-year period ending on the date of the sale or other taxable disposition of the common stock or Warrants (or the non-U.S. holder’s holding period for the common stock or Warrants, if shorter). Under an exception to these USRPHC rules, if the common stock is “regularly traded” on an “established securities market,” the common stock and Warrants generally will not be treated as stock of a USRPHC. This exception is not available, however, to a non-U.S. holder that held (directly or under certain constructive ownership rules) more than 5% of the common stock during the 5-year period ending on the date of the sale or other taxable disposition of the common stock (or the non-U.S. holder’s holding period for the common stock, if shorter).

We do not insure against all risks to which we may be subject in our planned operations.   While we currently maintain insurance to insure against general commercial liability claims, our insurance will not cover all of the potential risks associated with our operations. For example, we do not have insurance on the mill at our Tonkin property and we do not have business interruption insurance. We may also be unable to obtain insurance to cover other risks at economically feasible premiums or at all. Insurance coverage may not continue to be available, or may not be adequate to cover liabilities. We might also become subject to liability for environmental, pollution or other hazards associated with mineral exploration and production which may not be insured against, which may exceed the limits of our insurance coverage, or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could materially adversely affect our financial condition and our ability to fund activities on our property. A significant loss could force us to reduce or terminate our operations.

While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock.   Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to furnish a report by our management and independent accountants on internal controls for the fiscal year ending December 31, 2007. Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management. Such a report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits.   The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances

Risks Related to our Common Stock and Warrants

The sale of our common stock by the selling securityholder may depress the price of our common stock due to the limited trading market which exists.   Due to a number of factors, the trading volume in our common stock has historically been limited. Trading volume over the last 12 months has averaged approximately 337,000 shares per day. As a result, the sale of a significant amount of common stock by the selling securityholder may depress the price of our common stock. As a result, you may lose all or a portion of your investment.

If we do not maintain an effective registration statement covering the Agent Warrants or the common stock issuable upon exercise of the Agent Warrants, Warrantholders may not be able to exercise the Agent Warrants, or may be restricted from selling the underlying common stock.   In order for a Warrantholder to receive shares of common stock free of resale restrictions upon exercise of the Warrants, the underlying shares of common stock must be covered by an effective registration statement. We must also qualify the issuance of the common stock under state securities laws. We have agreed to maintain an effective registration statement with regard to the common stock underlying the Agent Warrants. However, we cannot provide any assurance that we will successfully qualify issuance of the stock in a state where holders of the Agent Warrants may reside, or that an effective registration statement will be in place at all relevant times. These factors may limit your ability to exercise the Agent Warrants or sell the underlying common stock.

The exercise of outstanding options and Warrants and the future issuances of our common stock will dilute current shareholders and may reduce the market price of our common stock.   As of July 5, 2007, we had outstanding options and Warrants to purchase a total of 10,534,167 shares of our common stock excluding options and warrants of the Target Companies, which if completely exercised, would dilute existing shareholders’ ownership by approximately 11%, assuming all exchangeable shares not held by US Gold or our subsidiaries are exchanged for an equivalent amount of our common stock. Additional shares of our common stock may be issued in the future as a result of the exercise of warrants or options of the

Target Companies.  Many of the outstanding options are exercisable at prices significantly below the current market price of our common stock as of July 5, 2007. If the market price of our stock remains at or above the exercise price, it is likely that these options will be exercised. Our Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders. Based on the need for additional capital to fund expected growth, it is likely that we will issue additional securities to provide such capital and that such additional issuances may involve a significant number of shares. Issuance of additional securities underlying outstanding options as authorized by our Board of Directors in the future will dilute the percentage interest of existing shareholders and may reduce the market price of our common stock.

Our stock price may be volatile and as a result you could lose all or part of your investment.   In addition to volatility associated with over the counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•       changes in the worldwide price for gold;

•       disappointing results from our exploration or development efforts;

•       failure to meet our revenue or profit goals or operating budget;

•       decline in demand for our common stock;

•       downward revisions in securities analysts’ estimates or changes in general market conditions;

•       technological innovations by competitors or in competing technologies;

•       investor perception of our industry or our prospects; and

•       general economic trends.

In addition, stock markets generally have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile. These fluctuations are often unrelated to operating performance of a company and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

A small number of existing shareholders own a significant portion of our common stock, which could limit your ability to influence the outcome of any shareholder vote.   Our executive officers and directors, together with our largest non-executive shareholder, beneficially own approximately 21% of our common stock as of July 5, 2007, assuming all exchangeable shares not held by US Gold or our subsidiaries are exchanged for an equivalent amount of our common stock. Under our Articles of Incorporation and the laws of the State of Colorado, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals and entities will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our articles of incorporation or proposed mergers or other significant corporate transactions.

We have never paid a dividend on our common stock and we do not anticipate paying any in the foreseeable future.   We have not paid a dividend on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our ability to develop and produce gold or other precious metals from our Tonkin property, our future business plans and strategies, the acquisition of other companies, future revenue, the receipt of working capital, and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:

•       decisions of foreign countries and banks within those countries;

•       technological changes in the mining industry;

•       our costs;

•       the level of demand for our products;

•       changes in our business strategy;

•       interpretation of drill hole results and the geology, grade and continuity of mineralization;

•       the uncertainty of reserve estimates and timing of development expenditures; and

•       commodity price fluctuations.

This list, together with the factors identified under “RISK FACTORS,” is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

Prospective investors are urged not to put undue reliance on forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock or Agent Warrants by the selling securityholder. However, if all of the Agent Warrants are exercised, we would receive aggregate proceeds of $5,010,000. Proceeds from the exercise of the Agent Warrants would be added to our working capital and used for general corporate purposes.

Pending utilization, any proceeds received from exercise of the Agent Warrants may be invested in bank deposits, interest-bearing accounts and short-term government obligations. We do not intend to invest the proceeds in such a manner as to be regulated as an investment company under relevant securities laws.

SELLING SECURITYHOLDER

The selling securityholder is identified as GMP Securities L.P., an affiliate of a registered broker-dealer.  Griffiths McBurney Canada Corporation is the general partner of GMP Securities L.P.  Griffiths McBurney Capital Corporation is an indirect subsidiary of GMP Capital Trust, a publicly traded company.  The selling securityholder has identified Mark Wellings as the individual who has the voting and investment power over these shares.

The selling securityholder acted as our Agent in connection with the Private Placement.  We issued compensation options to the Agent entitling it to acquire broker warrants for 1,002,000 units consisting of 1,002,000 shares of our common stock and 501,000 Agent Warrants at an exercise price of $4.50 per unit until August 22, 2007.  These compensation options were converted into broker warrants contemporaneously with the conversion of the subscription receipts on August 10, 2006.  The broker warrants were exercised on July 5, 2007.

The selling securityholder is offering the 1,503,000 shares of common stock, which includes 501,000 shares of common stock issuable upon exercise of the Agent Warrants and 501,000 Agent Warrants owned by it from time to time through this prospectus.  Upon completion of this offering, assuming the selling securityholder will sell all of its shares, of which there is no assurance, the selling securityholder will not own any shares of our common stock.

The information provided herein is based on information supplied to us by the selling securityholder.  Information covering the selling securityholder may change from time to time, and changed information will be presented in a supplement to this prospectus or an amendment to the registration statement if and when required. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

PLAN OF DISTRIBUTION

The selling securityholder and its pledgees, donees, transferees or other successors in interest may offer the shares of our common stock and/or the Agent Warrants and the shares underlying such Agent Warrants from time to time after the date of this prospectus and will determine the time, manner and size of each sale in on one or more exchanges, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling securityholder may negotiate, and may pay, broker or dealers commissions, discounts or concessions for their services. In effecting sales, the selling securityholder may allow other brokers or dealers to participate. However, the selling securityholder and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (“Securities Act”). In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

All of the shares and Agent Warrants and the shares underlying such Agent Warrants which are being offered by the selling securityholder are also qualified for distribution in Canada under a prospectus filed in August 2006. As a result, we are unable to determine whether and to what extent the shares or Agent Warrants will be sold pursuant to this prospectus or under a prospectus that was filed with securities regulatory authorities in Canada.

The methods by which the selling securityholder may sell the shares of our common stock or Agent Warrants include:

•       a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•       sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

•       ordinary brokerage transactions and transactions in which a broker solicits purchases;

•       an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•       privately negotiated transactions;

•       short sales;

•       through the distribution of the securities by the selling securityholder to its partners, members or stockholders;

•       any combination of these methods of sale; or

•       any other legal method.

The selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling securityholder, including without limitation, in connection with distributions of the securities by those broker-dealers. The selling securityholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling securityholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

In addition to selling its shares or Agent Warrants under this prospectus, the selling securityholder may sell its shares or Agent Warrants in Canada or may transfer its shares or Agent Warrants by other methods not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell its shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. If the selling securityholder uses this prospectus to sell its shares or Agent Warrants, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling securityholder is subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling securityholder. This may affect the marketability of our common stock.

The selling securityholder may use agents to sell the shares or Agent Warrants. If this happens, the agents may receive discounts or commissions. The selling securityholder does not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, broker-dealers or agents involved in the sale of the shares or Agent Warrants. The selling securityholder and any underwriters, broker-dealers or agents that participate in the distribution of our common stock or Agent Warrants offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of shares or Agent Warrants by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholder may agree to indemnify any broker-dealer or agent against certain liabilities relating to the selling of the shares or Agent Warrants, including liabilities arising under the Securities Act.

Upon notification by the selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares or Agent Warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

We have agreed to indemnify in certain circumstances the selling securityholder against certain liabilities, including liabilities under the Securities Act. The selling securityholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act, as amended.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 250,000,000 shares of common stock, no par value per share and one share, no par value, of Series A Special Voting Preferred Stock. As of July 5, 2007, we had 66,120,263 shares of common stock and one share of Series A Special Voting Preferred Stock issued and outstanding.

The following discussion summarizes the rights and privileges of our outstanding capital stock and certain securities that may be convertible into our capital stock.  This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been filed or incorporated as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock issuable upon exercise of Warrants offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our securityholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, pursuant to the laws of the State of Colorado, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Series A Special Voting Preferred Stock

The Special Voting Share was created by us and issued in connection with the acquisition of the Target Companies to facilitate the issuance of the exchangeable shares.  The Special Voting Share is held by a trustee under a voting and exchange trust agreement and will be outstanding so long as any of the exchangeable shares are outstanding.

The Special Voting Share entitles the holder thereof to an aggregate number of votes equal to the number of exchangeable shares of Canadian Exchange Co. issued and outstanding from time to time and which are not owned by US Gold or any company, more than 50% of the outstanding stock of which is owned, directly or indirectly, by US Gold, by one or more of our other subsidiaries, or by US Gold and one or more of our other subsidiaries.   Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of our common stock shall vote together as one class on all matters submitted to a vote of our shareholders.  The holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required, except to the extent it is entitled to vote with the holders of shares of our common stock for taking any corporate action.

At such time as (A) the Special Voting Share entitles its holder to a number of votes equal to zero because there are no exchangeable shares issued and outstanding that are not owned by us or any subsidiary, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Canadian Exchange Co. which could by its terms require Canadian Exchange Co. to issue any exchangeable shares to any person other than us, then the Special Voting Share shall thereupon be retired and cancelled promptly thereafter. Such Special Voting Share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

If the Special Voting Share should be purchased or otherwise acquired by us in any manner whatsoever, then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.  Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth herein.

The holder of the Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.  The Special Voting Share is not redeemable.

Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Share shall not be entitled to any portion of any related distribution.

Exchangeable Shares

The exchangeable shares were issued by our subsidiary, Canadian Exchange Co., in connection with the acquisition of the Target Companies.  At July 5, 2007, there were approximately 27,944,083 exchangeable shares outstanding that were not held by US Gold or our subsidiaries.  The exchangeable shares are exchangeable on a one-for-one basis at any time at the option of the holder of the exchangeable shares into shares of our common stock.

Retraction of Exchangeable Shares by Holders

Subject to the retraction call right described below, holders of exchangeable shares will be entitled at any time to retract (i.e., to require Canadian Exchange Co. to redeem) any or all exchangeable shares held by them and to receive the retraction price per exchangeable share to be satisfied by issuance of one share of common stock of US Gold, plus the dividend amount, which for purposes of this prospectus we define as the full amount of all declared and unpaid dividends on the exchangeable shares and all dividends and distributions declared on a share of common stock of US Gold that have not yet been declared on the exchangeable shares. Holders of exchangeable shares may effect a retraction by presenting to Canadian Exchange Co. or its transfer agent the certificate(s) representing the exchangeable shares the holder desires to have Canadian Exchange Co. redeem, together with such other documents and instruments as may be required under the Business Corporation Act (Alberta), the articles of Canadian Exchange Co. or by its transfer agent, and a duly executed retraction request specifying that the holder desires to have the number of retracted shares specified therein redeemed by Canadian Exchange Co.

A holder of retracted shares may withdraw its retraction request, by written notice to Canadian Exchange Co. before the close of business on the business day immediately preceding the retraction date, in which case the retraction request will be null and void and the revocable offer will be deemed to have been revoked.

If, as a result of solvency provisions of applicable law, Canadian Exchange Co. is not permitted to redeem all exchangeable shares tendered by a retracting holder, Canadian Exchange Co. will redeem up to the maximum permissible number of exchangeable shares tendered by the holder. We will be required to purchase any exchangeable shares not redeemed by Canadian Exchange Co. in exchange for shares of our common stock on the retraction date under the optional exchange right described below.

Distribution on Liquidation of Canadian Exchange Co.

In the event of the liquidation, dissolution or winding up of Canadian Exchange Co. or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, holders of exchangeable shares shall be entitled, subject to applicable law, to receive from the assets of Canadian Exchange Co. a liquidation payment that will be satisfied by the issuance of one share of our common stock plus the dividend amount, if any for each exchangeable share. This liquidation amount will be paid to the holders of exchangeable shares before any distribution of assets of Canadian Exchange Co. is made to the holders of the common shares or any other shares of Canadian Exchange Co. ranking junior to the exchangeable shares, and is subject to the exercise by us of our liquidation call right described in the section entitled “— Liquidation Call Right” below.

Automatic Exchange Upon Liquidation of US Gold

In the event of our liquidation, all of the then outstanding exchangeable shares will be automatically exchanged for shares of our common stock. To effect an automatic exchange, we will purchase all of the exchangeable shares from the holders on the fifth business day prior to the effective date of a liquidation. The purchase price payable for each exchangeable share purchased in a liquidation of US Gold will be satisfied by the issuance of one share of our common stock plus the dividend amount, if any.

Redemption of Exchangeable Shares by Canadian Exchange Co.

The redemption date for the exchangeable shares will be the earlier of: (i) the seventh anniversary of the date on which exchangeable shares are first issued; and (ii) any date established by the board of directors of Canadian Exchange Co. for the redemption of exchangeable shares at such time as there are fewer than 10% of the total number of exchangeable shares issued in connection with the offers (other than exchangeable shares held by us or our subsidiaries and subject to necessary adjustments to the number of shares to reflect permitted changes to exchangeable shares) outstanding. The redemption price per share will equal the current market price of a share of our common stock, which shall be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any.

Retraction Call Right

Under the Articles of Incorporation of Canadian Exchange Co., we have an overriding retraction call right to acquire all but not less than all of the exchangeable shares that a holder of exchangeable shares requests Canadian Exchange Co. to redeem. The purchase price will be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any.

Liquidation Call Right

Under the Articles of Incorporation of Canadian Exchange Co., we have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding up of Canadian Exchange Co., to acquire all but not less than all of the exchangeable shares then outstanding. The purchase price will be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any. Upon the exercise by us of the liquidation call right, the holders will be obligated to transfer their exchangeable shares to us. The acquisition by us of all of the outstanding exchangeable shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding up of Canadian Exchange Co.

Redemption Call Right

We have an overriding redemption call right, notwithstanding the proposed automatic redemption of the exchangeable shares by Canadian Exchange Co. in the share provisions, to acquire all but not less than all of the exchangeable shares then outstanding. The purchase price will be satisfied by delivering to the holder one share of our common stock plus the dividend amount, if any. Upon the exercise by us of the redemption call right, the holders will be obligated to transfer their exchangeable shares to us.

If we exercise one or more of its call rights, shares of our common stock will be directly issued to holders of exchangeable shares and we will become the holder of the exchangeable shares. We will not be entitled to exercise any voting rights attached to the exchangeable shares that are acquired from the holders.

Voting Rights

Under the Voting and Exchange Trust Agreement we have entered into with Computershare Trust Company, holders of exchangeable shares will be entitled to receive notice of and attend any meeting of our shareholders and to vote at any meetings.

Dividends

Holders of exchangeable shares will be entitled to receive dividends equivalent to the dividends, if any, paid from time to time by us on shares of our common stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as that for any corresponding dividends on shares of our common stock.

Amendment and Approval

Any approval required to be given by the holders of the exchangeable shares to add to, change or remove any right, privilege, restriction or condition attaching to the exchangeable shares or any other matter requiring the approval or consent of the holders of the exchangeable shares in accordance with applicable law shall be deemed to have been sufficiently given if it has been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than 66-2/3% of the votes cast on such resolution at a meeting of holders of exchangeable shares duly called and held, excluding exchangeable shares beneficially owned by us or any of our subsidiaries.

Warrants

A Warrantholder will not be deemed a shareholder of our underlying common stock until the Warrant is exercised, and as such will not have any voting rights or other such rights until the Warrants are exercised and the underlying common stock has been issued. As of July 5, 2007, we have 8,851,000 Warrants outstanding, excluding warrants outstanding for any of the Target Companies. Each Warrant is exercisable until February 22, 2011 for one share of our common stock at an exercise price of $10.00 per share. The shares of common stock issuable upon exercise of the Agent Warrants are covered by this prospectus.

Warrantholders may exercise their Warrants only if the common stock underlying their Warrants are covered by an effective registration statement or an exemption from registration is available under the Securities Act; provided that the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the Warrantholder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Warrants are exercised.

If an effective registration statement is not available at the time of exercise, a holder may exercise the Warrants as follows:

•       A holder that is not a U.S. person (as defined in Regulation S of the Securities Act) may exercise the Warrant if the holder is not in the United States; is not exercising the Warrants for, or on behalf or benefit of, a U.S. person or person in the United States; does not execute or deliver the Warrant exercise form in the United States; agrees not to engage in hedging transactions with regard to the common stock prior to the expiration of a one-year distribution compliance period; acknowledges that the shares of common stock issuable upon exercise of the Warrants are “restricted securities” as defined in Rule 144 of the Securities Act and acknowledges that the company shall refuse to register any transfer of the common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

•       Other holders may exercise the Warrants in transactions that do not require registration under the Securities Act or any applicable U.S. state laws and regulations upon furnishing to the company an opinion of counsel of recognized standing in form and substance satisfactory to US Gold Corporation.

Under no circumstances will we be required to pay any holder the net cash exercise value of any Warrant regardless of whether an effective registration statement or an exemption from registration is available or not.

Investors should be aware, however, that we cannot provide absolute assurances that state exemptions will be available to us or that we will have an effective registration statement in place at the time Warrantholders intend to exercise their Warrants.

To exercise a Warrant, a Warrantholder must deliver to our transfer agent the certificate representing the Warrant on or before the Warrant expiration date with the form on the reverse side of the Warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of Warrants being executed. We will not issue any fractional shares of common stock upon exercise of the Warrants.

The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment in accordance with the terms of the Warrant Indenture, in the event that we:

•       fix a record date for issuance of certain dividends or distributions;

•       subdivide or split our common stock into a greater number of shares;

•       consolidate, reduce or combine the outstanding amount of common stock into a lesser number of shares; or

Pursuant to the terms of the Warrant Indenture, we have agreed not to issue any rights, options or Warrants to purchase our common stock or securities exchangeable for or convertible into our common stock at less than 95 percent of the “Current Market Price” (as defined in the Warrant Indenture).

The Warrant Indenture also provides for adjustment in the class and/or number of shares or other consideration issuable upon exercise of the Warrants and/or exercise price per security in the event of the following additional events:

•       reclassification of our common stock;

•       consolidation, arrangements, amalgamation or mergers of the company with or into another entity that would result in a change or reclassification of the common stock; or

•       transfer of the undertaking or assets of the company as an entirety or substantially as an entirety to another company or entity.

In any of these events, the exercise price of the Warrants, and the number of shares issuable upon exercise, shall be adjusted so as to preserve as nearly as possible the rights represented by the Warrants as they presently exist. No fractional shares of common stock will be issued upon the exercise of the Warrants.

No adjustment in the exercise price or the number of shares of common stock purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or of at least one one-hundredth of a common share. Holders of Warrants do not have any voting or pre-emptive rights or any other rights which a holder of common stock has, and a Warrantholder will not be deemed a shareholder of our underlying common stock until the Warrant is exercised. The rights of the holders of Warrants are subject to modification by “extraordinary resolution,” which is defined in the Warrant indenture as a resolution either passed at a meeting of holders of Warrants owning in the aggregate not less than 50% of the Warrants outstanding or by holders of not less than 66-2/3% of the Warrants represented at an adjourned meeting and voted at the meeting.

Transfer Agents

Computershare Shareholder Services, Inc. is the transfer agent for our common stock. The principal office of Computershare is located at 350 Indiana Street, Suite 800, Golden, CO, 80401 and its telephone number is (303) 262-0600.

Equity Transfer & Trust Company is the warrant agent for our Warrants. Its principal office is located at 200 W. University Ave., Suite 400, Toronto, Ontario M5H 4H1 and its telephone number is (416) 361-0930.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended and, accordingly, file reports, proxy statements and other information with the SEC. You may read and copy these reports, the registration statement and other information at the SEC’s Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 to register the securities offered by this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement, to the exhibits filed as part of the registration statement and to other reports and information statements filed by us, including those reports listed below. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

The following documents filed by us with the SEC (File Number 001-33190) and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering are hereby incorporated by reference into this prospectus:

1.            Our Annual Report on Form 10-KSB for the year ended December 31, 2006;

2.            Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

3.            Our Current Reports on Form 8-K dated January 19, 2007, February 12, 2007, March 5, 2007, March 13, 2007, March 14, 2007, March 16, 2007, March 22, 2007, March 26, 2007, March 29, 2007, April 10, 2007, April 16, 2007, April 24, 2007, April 30, 2007, June 12, 2007 and July 3, 2007.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner of securities, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to:

US Gold Corporation

165 South Union Blvd., Suite 565

Lakewood, Colorado 80228

Telephone number:  (303) 238-1438

Attention: William F. Pass, Vice President and Chief Financial Officer

EXPERTS

Our financial statements as of December 31, 2006 and for the two years then ended incorporated by reference in this prospectus have been included in reliance on the report of Stark Winter Schenkein & Co., LLP, our independent accountants. These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

The technical information relating to our Tonkin property, including the estimate of mineralized material in place at Tonkin, has been incorporated into this prospectus in reliance on the report of Micon International Limited, an expert in mining and metallurgical matters.

1,503,000 Shares of
Common Stock

and

501,000 Warrants

PROSPECTUS

•, 2007

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                   Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling securityholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the SEC’s registration fee:

SEC registration fee	$330.84
Legal fees	5,000.00
Accounting fees	1,000.00
Blue Sky filing fees and expenses	500.00
Printing and engraving expenses	500.00
Transfer Agent fees and expenses	100.00
Miscellaneous	569.16
Total	$8000.00

Item 15.                   Indemnification of Directors and Officers.

We have entered into indemnification agreements with each of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, any of our directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us. We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

The Colorado Business Corporation Act (“CBCA”) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.  At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•       any breach of the duty of loyalty to us or our stockholders;

•       acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•       dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•       violations of certain laws; or

•       any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by our Articles of Incorporation.

Item 16.                       Exhibits.

The following exhibits are filed with this registration statement:

Item No.	Description

5	Opinion on legality.

23.1	Consent of Stark Winter Schenkein & Co., LLP.

23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

23.3	Consent of Micon International Limited.

24	Power of Attorney (included on signature page).

Item 17.                   Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     If the registrant is relying on Rule 430B:

(A)                             Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                               Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                                The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                               Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on July 5, 2007.

US Gold Corporation
(Registrant)

By:	/s/ WILLIAM F. PASS
William F. Pass, Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of US Gold Corporation, do hereby constitute and appoint William F. Pass to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for each or us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ ROBERT R. MCEWEN	Chief Executive Officer,	July 5, 2007
Robert R. McEwen	Chairman of the Board

/s/ WILLIAM F. PASS	Vice President,	July 5, 2007
William F. Pass	Chief Financial Officer,
Principal Accounting Officer
and Secretary

/s/ MICHELE L. ASHBY	Director	July 5, 2007
Michele L. Ashby

/s/ LEANNE M. BAKER	Director	July 5, 2007
Leanne M. Baker

/s/ DECLAN J. COSTELLOE	Director	July 5, 2007
Declan J. Costelloe

/s/ PETER BOJTOS	Director	July 5, 2007
Peter Bojtos

/s/ ANN CARPENTER	Director	July 5, 2007
Ann Carpenter

EXHIBIT INDEX

The following exhibits are filed with this registration statement:

Item No.	Description

5	Opinion on legality.

23.1	Consent of Stark Winter Schenkein & Co., LLP.

23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

23.3	Consent of Micon International Limited.

24	Power of Attorney (included on signature page).